Exhibit 10.1

SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This Second Amendment to Registration Rights Agreement (this “Amendment”) dated as of June 28, 2006, by and among InfraSource Services, Inc., a Delaware corporation (the “Company”), and the persons listed on Schedule I attached hereto (collectively, the “Securityholders”).

WHEREAS, the Registration Rights Agreement dated as of April 20, 2004, as amended on December 7, 2005, by and among the Company and the Securityholders (as so amended, the “Original Registration Rights Agreement”), provides that it may be amended or modified with the written consent of Holders of a majority of the Registrable Securities then outstanding as determined by the Company; and

WHEREAS, the Company and the Securityholders executing this Amendment (which Securityholders represent Holders of a majority of the Registrable Securities currently outstanding as determined by the Company) desire to amend the Original Registration Rights Agreement as set forth below; and

WHEREAS, all capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the Original Registration Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.            Amendment to Original Registration Rights Agreement.

1.1.        Amendment to Section 3.

Notwithstanding any other provision in the Original Registration Rights Agreement, POF and Power (together, the “Major Shareholders”) shall have the right to request a registration on Form S-3 within 180 days from March 20, 2006 for an underwritten public offering of shares of Common Stock (the “New Offering” and the Form S-3 for the New Offering, the “New Offering S-3”); provided, however, if the New Offering is not priced on or before August 1, 2006 (or such later date as approved by the Audit Committee of the Board of Directors of the Company, the Company may withdraw the New Offering S-3.

1.2.        Amendment to Section 5(c).

Notwithstanding any other provision in the Original Registration Rights Agreement, with respect to the New Offering, the managing underwriter(s) and members of the underwriting group will be reasonably acceptable to the Company and the Major Shareholders.

1.3.        Amendment to Section 7.

Notwithstanding any other provision in the Original Registration Rights Agreement, whether or not the New Offering is completed, the Holders shall pay all of their expenses incurred in connection with the New Offering, including underwriters’ discounts and commissions, and all expenses incurred by the Company in connection with the New Offering, including all Registration Expenses and all expenses incurred by the Special Committee of the Board of Directors formed in connection with the New Offering, pro rata based on the number of shares of Common Stock sold by them in the New Offering (or, if the New Offering is not completed, registered on their behalf for sale in the New Offering); provided, however, the Company shall pay the reasonable fees and expenses, not to exceed $20,000, for one counsel for the Holders (other than the Major Shareholders) participating in the New Offering.

Section 2.              Miscellaneous.

2.1.        Indemnity. The Major Shareholders shall jointly and severally indemnify the Company, its officers, directors, shareholders, employees, advisors and agents against any and all losses, claims, damages, liabilities and expenses (collectively, “Losses”), which they may suffer, sustain, incur or be required to pay arising out of or based upon this Amendment, but not otherwise arising out of or based upon the New Offering (including without limitation any disclosure related thereto or the results thereof, and it being understood that indemnifiable Losses shall not include Losses arising solely by virtue of the fact that the New Offering would not have occurred in the absence of this Amendment).

2.2         Effectiveness. This Agreement shall be deemed effective as of the date first written above, as if executed by all parties hereto on such date. Except as specifically modified by the terms set forth herein, the parties hereto acknowledge and agree that the Original Registration Rights Agreement is in full force and effect. All references in the Original Registration Rights Agreement to the “Agreement” shall be deemed to refer to the Original Registration Rights Agreement as amended by this Amendment.

2.3.        Further Assurances. Each party agrees that, from time to time upon the written request of the other party, it will execute and deliver such further documents and do such other acts and things as the other party may reasonably request to effect the purposes of this Amendment.

2.4.        Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

2.5.        Jurisdiction; Forum. Each party hereto consents and submits to the jurisdiction of any state court sitting in the County of New York or federal court sitting in the Southern District of the State of New York in connection with any dispute arising out of or relating to this Amendment. Each party hereto waives any objection to the laying of venue in such courts and any claim that any such action has been brought in an inconvenient forum. To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Amendment may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.

2.6.        Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

2.7.        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties; provided, however, that no party shall assign or transfer its rights hereunder without the prior written consent of the other parties.

2.8.        Counterparts. This Amendment may be executed in one or more counterparts, including by facsimile, and all of such counterparts taken together shall constitute one and the same instrument.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

INFRASOURCE SERVICES, INC.

By:	/s/ Terence R. Montgomery
Name:	Terence R. Montgomery
Title:	CFO

OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.

By:	Oaktree Capital Management, LLC,
its General Partner

By:	/s/ Michael P. Harmon
Name:	Michael P. Harmon
Title:	Managing Director

By:	/s/ Adam Pierce
Name:	Adam Pierce
Title:	Assistant Vice President

OCM/GFI POWER OPPORTUNITIES FUND, L.P.

By:	Oaktree Capital Management, LLC
its Co-General Partner,

By:	/s/ Michael P. Harmon
Name:	Michael P. Harmon
Title:	Managing Director

By:	/s/ Adam Pierce
Name:	Adam Pierce
Title:	Assistant Vice President

Schedule I

OCM Principal Opportunities Fund II, L.P.
OCM/GFI Power Opportunities Fund, L.P.
Tontine Capital Partners, L.P.
Martin Maslonka
Thomas B. Tilford
Mark C. Maslonka
Justin Campbell
Joseph Gabbard
Sidney N. Strauss
Jon Maslonka
David R. Helwig
Terence R. Montgomery
Paul M. Daily